Exhibit 99.1

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 www.middleby.com

Middleby Names Mark Salman to Lead Food Processing Business as Chief Executive Officer

Mark Bowie Named Chief Operating Officer

Current Food Processing President to Assume CEO Role Upon Completion of Q2 2026 Spin-Off

Elgin, Ill. (BUSINESS WIRE) Feb. 26, 2026 — The Middleby Corporation (NASDAQ: MIDD), a global leader in the foodservice industry, today announced that Mark Salman, currently President of the Middleby Food Processing Group (FPG), will serve as Chief Executive Officer of the Food Processing business when it becomes an independent public company in the second quarter of 2026. It was also announced that Mark Bowie will serve as the Chief Operating Officer of the Food Processing business upon the completion of the spin-off transaction.

Mr. Salman will continue in his current role as President of Middleby FPG during the separation process and will assume the CEO position effective upon the completion of the spin-off transaction. Under his leadership, the Food Processing segment has demonstrated exceptional performance, achieving industry-leading adjusted EBITDA margins and generating $850 million in revenue in 2025.

“Mark has been instrumental in building our Food Processing business into the industry-leading platform it is today,” said Tim FitzGerald, Middleby CEO. “His deep understanding of our customers’ needs, proven track record of operational excellence, and strategic vision make him the ideal leader to guide this business through its transformation into an independent public company. Mark’s leadership has been central to our success in delivering comprehensive automation solutions that address the evolving challenges facing food processors globally.”

As President of Middleby FPG since 2018, Mr. Salman has overseen the integration of 16 strategic acquisitions representing approximately $300 million in combined annual revenues. These strategic additions, combined with strong organic growth, have expanded the business from $390 million in revenue in 2018 to $850 million in 2025. His leadership has been pivotal in developing total line solutions for industrial protein, bakery, and snack processors, while maintaining best-in-class financial performance. This successful expansion has established the Food Processing business as a leading automated solutions provider serving customers across multiple continents with an unmatched portfolio of industry-leading brands.

“I am honored to lead this exceptional team and business as we embark on this exciting new chapter,” said Mark Salman, Middleby Food Processing Group President. “Our Food Processing business is uniquely positioned with industry-leading brands, innovative automation technologies, and a robust pipeline of growth opportunities. As an independent company, we will have enhanced focus and flexibility to accelerate our growth strategy, expand into adjacent markets, and continue delivering the innovative solutions our customers depend on to drive their success.”

Additionally, Mark Bowie has been named Chief Operating Officer of the Food Processing business. Joining Middleby Food Processing earlier this year, Mark brings more than 25 years of diverse manufacturing expertise and proven leadership to Middleby Food Processing. He has public company experience and has led organizations through significant business shifts throughout his career. Prior to joining Middleby Food Processing, he was CEO of In-Place Machining, and before that CEO at LPW Group. He has also held senior roles with JBT Corporation and CIRCOR’s fluid handling business, which was acquired by CIRCOR from Colfax Corporation.

The spin-off, which remains on track for completion in the second quarter of 2026, is part of Middleby’s strategic portfolio transformation designed to maximize shareholder value by creating three focused, industry-leading businesses. The separation will enable the Food Processing business to pursue its own capital allocation strategy, optimize its capital structure, and accelerate growth through strategic investments and acquisitions.

About The Middleby Corporation

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice and food processing. Middleby showcases its advanced solutions in the Middleby Innovation Kitchens for commercial foodservice, and industrial baking and protein Innovation Centers for food processing solutions. For more information about Middleby, please visit www.middleby.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release or otherwise attributable to the company regarding the company’s business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations with respect to our future performance and the outcome of our strategic review. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company’s products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company’s SEC filings, including the possibility that the proposed spin-off of Middleby’s Food Processing business (“FP” or “FP business”) will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors, including the possibility that various closing conditions for the spin-off may not be satisfied; the potential disruption to Middleby’s business in connection with the proposed transaction or spin-off; the potential that the FP business and Middleby do not realize all of the expected benefits of the spin-off; that the spin-off may be more difficult, time consuming or costly than expected; the failure of the spin-off to qualify for the expected tax treatment; potential adverse effects of the announcement of the proposed FP spin-off or results thereof, including on the market price of Middleby’s common stock, the ability of Middleby to develop and maintain relationships with personnel, customers, suppliers and others with whom it does business or Middleby’s business, financial condition, results of operations and financial performance; and risks related to diversion of Middleby’s management’s attention from its ongoing business operations due to the transaction and the proposed FP spin-off. Any forward-looking statement speaks only as of the date hereof, and the company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Investors:

Rebecca Ellin

SVP of Investor Strategy and Corporate Development

rellin@middleby.com

Media:

Darcy Bretz

VP of Corporate Communications

dbretz@middleby.com

Kate Schneiderman

Managing Director, ICR

middleby@icrinc.com